UNITED STATES
SECURITIES AND EXHANGE COMMISSION
Washington, D.C.

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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NET 1 UEPS TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

____________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NET 1 UEPS TECHNOLOGIES, INC.

_______________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on December 1, 2005

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To the Shareholders of Net 1 UEPS Technologies, Inc.:

     NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, will be held at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on December 1, 2005 at 16h00, local time, for the following purposes:

1.	To elect eight directors for a one-year term ending in 2006.

2.	To ratify the selection of Deloitte & Touche South Africa as our independent registered public accounting firm for the 2006 fiscal year.

3.	To act upon any other matter which may properly come before the meeting or any adjournment or postponement of the meeting.

     Our board of directors has fixed the close of business on October 25, 2005 as the record date for determining shareholders entitled to notice of and to vote at the meeting. A list of the shareholders as of the record date will be available for inspection by shareholders at the company’s offices during business hours for a period of 10 days prior to the meeting.

     Your attention is directed to the proxy statement and the annual report of the company for the fiscal year ended June 30, 2005, both of which are enclosed with this proxy statement.

Sincerely,

/s/ Serge Belamant
Chief Executive Officer,
Chairman of the Board and Directors
Johannesburg, South Africa
October 28, 2005

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

NET 1 UEPS TECHNOLOGIES, INC.
President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg
South Africa

_______________

PROXY STATEMENT

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INFORMATION CONCERNING SOLICITATION AND VOTING

General

     This proxy statement is being furnished to shareholders of Net 1 UEPS Technologies, Inc., a Florida corporation, in connection with the solicitation by our board of directors of proxies for use at the Annual Meeting of Shareholders to be held at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa on December 1, 2005 at 16h00, local time, and at any adjournment or postponement of the meeting.

Solicitation

     The company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this proxy statement, including the proxy card and any additional solicitation materials furnished to our shareholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. We may reimburse these persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contacts, telephone, facsimile, electronic mail or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

     This proxy statement and the accompanying solicitation materials are being sent to our shareholders on or about November 1, 2005.

Revocation of Proxies

     You may revoke your proxy at any time prior to the close of the polls at 23h00, Johannesburg time, on November 30, 2005 by (1) delivering a written notice of revocation or a later-dated vote by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa, or (2) attending the meeting and voting in person. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. However, if you are a shareholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership as of October 25, 2005 in order to vote personally at the meeting.

Record Date, Quorum and Voting Requirements

     Each holder of shares of our common stock and special convertible preferred stock outstanding on the close of business on October 25, 2005, the record date, is entitled to notice of and vote at the meeting. There were 42,343,337 shares of common stock and 14,141,044 shares of special convertible preferred stock outstanding on the record date. The presence at the meeting, in person or by a proxy relating to any matter to be acted upon at the meeting, of a majority of the total number of outstanding shares of common stock and special convertible preferred stock, or 28,242,192 shares, is necessary to constitute a quorum. Each share of common stock and special convertible preferred stock is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take shareholder action, holders of record of common stock and special convertible preferred stock who are present at the meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered shareholders who are present and entitled to vote and they count toward the quorum. In the event that there are not sufficient votes for a quorum or to approve any proposal at the meeting, the meeting may be adjourned in order to permit the further solicitation of proxies.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified us on a proxy form in accordance with industry practice or have otherwise advised us that they lack voting authority.

     Our eight nominees will be elected by a plurality of votes. Abstentions and broker non-votes will have no effect on the outcome of the election. On all other matters, the affirmative vote of the majority of the shares of common stock and special convertible preferred stock present in person or by proxy at the meeting and entitled to vote on the matter is required to approve such matter. On such matters, broker non-votes are not considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter. Abstentions are considered shares entitled to vote on the matter and, therefore, will have the effect of a vote against the matter.

     All outstanding shares of common stock and special convertible preferred stock represented by valid and unrevoked proxies received in time for the meeting will be voted. A shareholder may, with respect to the election of directors (1) vote for the election of the named director nominees, (2) withhold authority to vote for all such director nominees or (3) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by writing the number designating such nominee’s name on the proxy in the space provided. A shareholder may, with respect to each other matter specified in the notice of meeting (1) vote “FOR” the matter, (2) vote “AGAINST” the matter or (3) ”ABSTAIN” from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. If no instructions are given on properly completed and returned proxy, the shares will be voted FOR the election of the named director nominees, and FOR the ratification of Deloitte & Touche (South Africa) as the company’s independent registered public accounting firm.

     The board knows of no additional matters that will be presented for consideration at the meeting. Return of a valid proxy, however, confers on the designated proxy holders the discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by inspectors of election designated by the board.

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

     Each of Dr. Serge Christian Pierre Belamant, Herman Gideon Kotze, Christopher Stefan Seabrooke, Antony Charles Ball, Chad Leonard Smart, Alasdair Jonathan Kemsley Pein, Paul Edwards and Florian P. Wendelstadt has a term of office expiring at the meeting, and at such time as their successors shall be elected and qualified. Each of these directors has been nominated for a one-year term expiring at the annual meeting of shareholders in 2006 and until their successors shall be elected and qualified.

     The persons named in the enclosed proxy intend to vote properly executed and returned proxies FOR the election of all nominees proposed by the board unless authority to vote is withheld. In the event that any nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The board has no reason to believe that any nominee named herein will be unable or unwilling to serve.

     Set forth below is information concerning the director nominees named in this section.

     The board recommends that you vote FOR election of each of the following director nominees.

Dr. Serge C.P. Belamant 52 Years Old Director since 1997 Chairman and Chief Executive Officer
Dr. Serge C.P. Belamant has been a director since our inception in May 1997, our chief executive officer since October 2000 and the chairman of our board since February 2003. He has also been a director of our subsidiary, Net 1 Applied Technologies South Africa Limited, or New Aplitec, since its inception in June 2004. From June 1997 until June 2004, Dr. Belamant served as chief executive officer and a director of Net 1 Applied Technology Holdings, or Aplitec. From 1996 to 1997, Dr. Belamant served as a consultant in the development of COPAC, Chip Off-Line Pre-Authorized Card, a Visa product. From October 1989 to September 1995, Dr. Belamant served as the managing director of Net 1 (Pty) Limited, a privately owned South African company specializing in the development of advanced technologies in the field of transaction processing and payment systems. Dr. Belamant also serves on the board of a number of other companies that perform welfare distribution services and the provision of microfinance to customers. Dr. Belamant spent ten years working as a computer scientist for Control Data Corporation where he won a number of international awards. Later, he was responsible for the design, development, implementation and operation of the Saswitch ATM network in South Africa that rates today as the third largest ATM switching system in the world. Dr. Belamant has patented a number of inventions besides the FTS ranging from biometrics to gaming-related inventions. Dr. Belamant has more than twenty-five years of experience in the fields of operations research, security, biometrics, artificial intelligence and online and offline transaction processing systems. Dr. Belamant holds a PhD in Information Technology and Management.

Herman Gideon Kotze 36 Years Old Director Since 2004 Secretary, Treasurer and Chief Financial Officer
Herman Gideon Kotze has been a director and our secretary, treasurer and chief financial officer since 2004. Mr. Kotze is a member of the South African Institute of Chartered Accountants who joined Aplitec in November 1998 as a strategic financial analyst. He has also been a director of New Aplitec since June 2004. From January 2000 until June 2004, he served on the board of Aplitec as Group Financial Director. Mr. Kotze served his articles from 1993 to 1997 at KPMG in Pretoria, where he was the audit manager for several major corporations in the manufacturing, mining, retail and financial services industries. During 1998, he joined the Industrial Development Corporation of South Africa Limited, or IDC, as a business analyst. His main duties at the IDC were the evaluation and investigation of ventures requiring funding from the IDC, from small manufacturing concerns to huge multinational projects, as well as the structuring and implementation  of loan and equity products for these concerns.

Christopher Stefan Seabrooke 52 Years Old Director Since 2005 Chief Executive of Sabvest Limited
Christopher Stefan Seabrooke was appointed to our board in January 2005. Mr. Seabrooke is the chief executive officer of Sabvest Limited, an investment and finance group listed on the JSE Securities Exchange in South Africa. He is also the chairman of Massmart Holdings Limited, Metrofile Holdings Limited and Set Point Technology Holdings Limited and a director of Datatec Limited and Primedia Limited. Mr. Seabrooke has served on the boards of more than 20 listed companies. He also serves as a director of unlisted companies, including Mineworkers Investment Company (Pty) Ltd. Formerly, he was the chairman of the South African State Theater and the deputy chairman of each of the National Arts Council and the Board of Business and Arts South Africa. Mr. Seabrooke has degrees in Economics and Accounting from the University of Natal and an MBA from the University of Witwatersrand.

Antony Charles Ball 46 Years Old Director since 2004 Chief Executive of Brait Group
Antony Charles Ball has been a director since June 2004. Mr. Ball has been the chief executive of the Brait Group since March 2000 and, as of June 1, 2005, Mr. Ball became the Brait Group’s executive chairman. Mr. Ball has led the raising and governance of the Brait Group’s private equity funds and is responsible for a number of the Brait Group’s private equity investments. Prior to assuming his current position at Brait, Mr. Ball served as joint deputy chairman of the Brait Group from 1998 to March 2000. Prior to joining Brait, Mr. Ball was the chief executive of Capital Partners, which was the predecessor company to Brait and which pioneered the private equity market in South Africa, from 1991 to 1998. Mr. Ball began his career with Deloitte & Touche Consulting (1986-1991), where he co-founded its Strategy Group. Mr. Ball is a member of the board of Brait S.A., Brait South Africa Limited, New Aplitec and the Reclamation Group (Pty). Mr. Ball has been designated as a director by South African Private Equity Fund III, L.P., an affiliate of Brait, or SAPEF, pursuant to a contractual arrangement.

Chad Leonard Smart 33 Years Old Director Since 2004 Principal of Brait Private Equity Funds
Chad Leonard Smart has been a director since June 2004. Mr. Smart has been a principal of Brait’s Private Equity Funds, where he has been involved in numerous private equity transactions. Mr. Smart joined Brait Private Equity in 1998. Prior to assuming his current position, Mr. Smart was a Manager at Pricewaterhouse from 1995 to June 1998, where he covered a full spectrum of financial services activities including mergers and acquisitions. Mr. Smart is qualified in South Africa as a Chartered Accountant and is also a Chartered Financial Analyst. He is a member of the board of Brait South Africa Limited, New Aplitec and the Reclamation Group (Pty) Limited. Mr. Smart has been designated as a director by SAPEF pursuant to a contractual arrangement.

Alasdair J. K. Pein 45 Years Old Director Since 2005 Partner of Southern Cross Capital Group
Alasdair Jonathan Kemsley Pein was appointed to our board in February 2005. Mr. Pein manages the portfolio investment interests of the Brenthurst Group. Mr. Pein has been a partner of Southern Cross Capital Group since its inception in 2001. Southern Cross Capital manages investment funds for Brenthurst Limited, an investment holding company for the Oppenheimer family interests. From 1994-2001, Mr. Pein was President and CEO of Task (USA), Inc., a New York based investment company. Between 1989 and 1994, Mr. Pein worked in London for Bankers Trust International mergers and acquisitions team and then Gilbert Eliot Corporate Finance. Mr. Pein is a qualified South African chartered accountant and completed his articles with Deloitte & Touche, South Africa in Johannesburg in 1987. Mr. Pein has been designated as a director by SAPEF pursuant to a contractual arrangement.

Paul Edwards 51 Years Old Director Since 2005 Executive Chairman of Chartwell Capital Group
Paul Edwards was appointed to our board in July 2005. Mr. Edwards is the executive chairman of Chartwell Capital Group, a privately owned financial services group. In January 2005, Mr. Edwards accepted the position of non- executive chairman of Starcomms, a Nigerian fixed-wireless telecommunications operator. Prior to that, Mr. Edwards was the chief executive of MTN Group, a pan-African mobile operator. Between 1999 and 2001, Mr. Edwards was the chief executive of the Johnnic Group in South Africa, of which the MTN Group was a subsidiary. Between 1995 and 1999, Mr. Edwards was the chief operating officer of MEASAT Broadcast Network, a Malaysian-based regional pay television operator. Between 1993 and 1995, Mr. Edwards was executive vice president of satellite television broadcaster Star TV, based out of Hong Kong. Between 1989 and 1993, Mr. Edwards was chief executive of Multichoice, Africa’s leading pay television operator. Mr. Edwards has a BSc. and an MBA from the University of Cape Town.

Florian P. Wendelstadt 38 Years Old Director Since 2005 Managing Director of General Atlantic LLC
Florian P. Wendelstadt was appointed to our board in August 2005. Mr. Wendelstadt is a Managing Director of General Atlantic LLC, a private equity firm that invests in information technology and IT-enabled businesses on a global basis, and has been with General Atlantic since 1997. Mr. Wendelstadt also serves as a director of Liberata plc and Saxo Bank A/S. Mr. Wendelstadt has a BA in Economics from Passau University in Germany and an MBA from the European School of Management. Mr. Wendelstadt serves as a director on our board pursuant to a contractual arrangement between us and investment entities affiliated with General Atlantic pursuant to which General Atlantic is entitled to designate one person to serve on our board.

Information Regarding the Board and Board Committees

     Board. The board held meetings or acted by unanimous written consent on five occasions during the fiscal year ended June 30, 2005. Each director attended or participated in more than 75% of the aggregate number of meetings of the board and meetings of those committees of the board on which such director served during the fiscal year ended 2005. It is our policy to have each director attend the meetings of shareholders. The board has concluded that Messrs. Seabrooke, Pein, Edwards and Wendelstadt are “independent” as defined by Nasdaq and under Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as that term relates to membership on the board and the various board committees. Messrs. Ball and Smart are “independent” directors as defined by Nasdaq, but are not eligible to serve on our audit committee, under Rule 10A-3(b)(1). The board has established audit, remuneration and nominating and corporate governance committees. The board has adopted a charter for each of these committees, copies of which are available on our website at www.net1ueps.com or upon request made by mail to our corporate secretary at Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa or by telephone to our Investor Relations Department at (604) 484-8750.

     Audit Committee. The audit committee consists of Messrs. Seabrooke, Pein and Edwards. The board has determined that each of the members of the committee is independent in accordance with applicable rules of Nasdaq and the SEC. The board has also determined that Mr. Seabrooke is an “audit committee financial expert” as that term is defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934, and that all three members meet Nasdaq’s financial literacy criteria. The audit committee held three meetings during the 2005 fiscal year. The audit committee was established by the board of directors for the primary purpose of overseeing or assisting the board in overseeing the following:

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditors;

•	the performance of our independent auditors and of the internal audit function; and

•	our systems and disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by us.

     The Audit Committee operates under a written charter adopted by Board on June 2, 2005, which is included as Exhibit A to this proxy statement.

     Remuneration Committee. The remuneration committee consists of Messrs. Seabrooke, Pein and Ball, each of whom the board has determined is independent in accordance with applicable Nasdaq rules. The remuneration committee held two meetings during the 2005 fiscal year. The remuneration committee reviews and makes recommendations to the board of directors regarding the following matters:

•	development and implementation of our compensation policies, strategies, plans and programs , and disclosure relating to these matters;

•	administration of our stock option, stock incentive and other equity compensation plans;

•	compensation-related matters outside the ordinary course, including employment contracts, change- in-control provisions and severance arrangements;

•
compensation of our chief executive officer including the review and approval of relevant performance goals and objectives and the evaluation of the performance of the chief executive officer in light of those goals and objectives;

•	compensation of our other executive officers of our subsidiaries and the remuneration of our board of directors; and

•	performance reviews of individual executives and related matters.

     The Remuneration Committee operates under a written charter adopted by the Board on June 2, 2005, which is available without charge at our website, www.net1ueps.com.

     Nominating and Corporate Governance Committee. The nominating and corporate governance committee consists of Messrs. Seabrooke, Pein and Edwards. The board has determined that each of the members of the committee is independent in accordance with applicable Nasdaq rules. The nominating and corporate governance committee held two meetings during the 2005 fiscal year. The principal duties and responsibilities of the nominating and corporate governance committee are as follows:

•	monitor the composition, size and independence of the Board;

•
establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on each committee of the board of directors;

•	monitor our procedures for the receipt and consideration of director nominations by shareholders and other persons and for the receipt of shareholder communications directed to our board of directors;

•	make recommendations regarding proposals submitted by our shareholders;

•	establish and monitor procedures by which the Board will conduct, at least annually, evaluations of its performance;

•	develop and monitor compliance with out Corporate Governance Guidelines; and

•	make recommendations to our board of directors regarding management succession planning and corporate governance best practices.

     The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board on June 2, 2005, which is available without charge at our website, www.net1ueps.com

Nominations Process and Director Qualifications

The nominating and corporate governance committee reviews with the Board the skills and characteristics required of Board members. The committee will consider a candidate’s independence, as well as the perceived needs of the Board and the candidate’s background, skills, business experience and expected contributions. At a minimum, members of the Board must possess the highest professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee may also take into account the benefits of diverse viewpoints, as well as the benefits of constructive working relationships among directors.

     The nominating and corporate governance committee also reviews and determines whether existing members of the board should stand for reelection, taking into consideration matters relating to the number of terms served by individual directors and changes in the needs of the board. The committee has determined to nominate for re-election each of our directors with a term of office expiring at the meeting.

     The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The committee regularly assesses the appropriate composition, size and independence of the board, and whether any vacancies are expected due to change in employment or otherwise. In the event that vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director. Candidates are evaluated at regular or special meetings of the nominating and corporate governance committee, and may be considered at any point during the year. The committee will consider shareholder recommendations for candidates for the board that are properly submitted in accordance with our by-laws in the same manner it considers nominees from other sources. In evaluating such recommendations, the committee will use the qualifications standards described above and will seek to achieve a balance of knowledge, experience and capability on the board.

Shareholder Communications with the Board of Directors

     Any shareholder who wishes to communicate directly with the board may do so via mail or facsimile, addressed as follows:

Net 1 UEPS Technologies, Inc.,
Board of Directors
President Place, 4th Floor
Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
Fax: 27 11 880 7080

     The Corporate Secretary shall transmit any communication to the Board as soon as practicable upon receipt, unless there are safety or security concerns that mitigate against further transmission. The Board of Directors, or individual director(s), as applicable, shall be advised of any communication as soon as practicable. Absent safety or security concerns, the Corporate Secretary shall relay all communications, without any other screening for content.

Corporate Governance Guidelines

     The board has adopted a set of corporate governance guidelines. We will continue to monitor our corporate governance guidelines and adopt changes as necessary to comply with rules adopted by the SEC and Nasdaq, and to comport with and industry practice. This will include comparing our existing policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and the practices of other public companies. A copy of our corporate governance guidelines is available on our website at www.net1ueps.com.

Code of Ethics

     The board has adopted a written code of ethics, a copy of which is available upon request made either by mail to our corporate secretary, Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa or by telephone to our Investor Relations Department at (604) 484-8750. We require all directors, officers, employees, contractors, consultants and temporary staff to adhere to this code in addressing the legal and ethical issues encountered in conducting their work. The code requires avoidance of conflicts of interest, compliance with all laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the code. A copy of our code of ethics is available on our website at www.net1ueps.com. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place.

Compensation of Directors

     Directors who are also officers of Net 1 do not receive separate directors’ fees. Mr. Seabrooke receives annual compensation of ZAR500,000 ($74,806) for his services as a non-executive director. Mr. Edwards receives annual compensation of ZAR350,000 ($52,364) for his services as non-executive director. (All compensation is calculated at $1=ZAR6.684, the rate as of June 30, 2005.) In addition, when they joined our board, each of Messrs. Seabrooke, Pein and Edwards received options under our 2004 Stock Incentive Plan to acquire 41,667 shares of our common stock at an exercise price of $3.00 per share. None of these options have been exercised. We reimburse our directors for out-of-pocket expenses incurred in connection with their attendance at our board meetings.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The audit committee of our board has selected the firm of Deloitte & Touche (South Africa), or Deloitte to serve as independent registered public accounting firm for the fiscal year ending June 30, 2006. A representative of Deloitte is expected to be present at the meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders. Deloitte currently serves as our independent registered public accounting firm.

     We are asking our shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required by our by-laws or otherwise, the board is submitting the selection of Deloitte to our shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment, the audit committee may reconsider this appointment. Even if the selection is ratified, the audit committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

     Unless marked to the contrary, the shares represented by the enclosed proxy, if properly executed and returned, will be voted FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending June 30, 2006. Approval of this proposal requires the affirmative vote of a majority of the shares of common stock and special convertible preferred stock represented at the meeting and entitled to vote.

The Board of Directors recommends a vote FOR ratification of Deloitte.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On June 7, 2004, we completed, from a legal perspective, the acquisition of Aplitec. Subsequent to the completion of the acquisition, 99.2% of Aplitec’s shareholders elected the reinvestment option as of June 28, 2004. As a result, Aplitec was deemed to be the accounting acquirer of us. From an accounting perspective, June 28, 2004 is considered to be the consummation date of the reverse acquisition, as this was the date when the accounting acquirer could be identified. Therefore, Aplitec’s historical financial statements became our historical financial statements as of June 28, 2004. On July 12, 2004, our board decided to dismiss Manning Elliot, Chartered Accountants as our independent auditors and engage Deloitte to serve as our independent auditors for the year ending June 30, 2004. Our board decided not to retain PKF (Jhb) Inc., the independent auditors of Aplitec.

     The reports of Manning Elliott on the financial statements of Net 1 UEPS Technologies, Inc. for the three fiscal years ended December 31, 2003 contained no adverse opinion or disclaimer of opinion and were not qualified as to audit scope or accounting principles. The audit reports contained a modification expressing substantial doubt about Net 1 UEPS Technologies, Inc.’s ability to continue as a going concern. This modification was attributable to the circumstances that Net 1 UEPS Technologies, Inc. had limited revenues and suffered recurring losses from operations.

     In connection with the audit for the three fiscal years ended December 31, 2003 and in connection with Manning Elliott’s review of the subsequent interim period preceding dismissal on March 31, 2004, there have been no disagreements between the Company and Manning Elliott on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedure, which would have caused Manning Elliott to make a reference thereto in its report on Net 1 UEPS Technologies, Inc.’s financial statements for these fiscal years and through July 12, 2004. During the three fiscal years ended December 31, 2003 and prior to July 12, 2004, the Company had no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

     PKF (Jhb) Inc. audited Aplitec’s financial statements for the two years ended June 30, 2003 and 2002. PKF’s reports on Aplitec’s consolidated financial statements for the 2003 and 2002 fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as noted therein with regards to the segment report and earnings per share disclosures.

     During Aplitec’s 2003 and 2002 fiscal years and through June 28, 2004, there were no disagreements with PKF on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PKF’s satisfaction, would have caused PKF to make reference to the subject matter in connection with PKF’s report on Aplitec’s consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of SEC Regulation S-K.

     Prior to July 12, 2004, Net 1 UEPS Technologies, Inc. did not consult with Deloitte regarding (1) the application of the accounting principles, or (2) the type of audit opinion that might be rendered by Deloitte. However, Deloitte was engaged by Aplitec to advise on the application of accounting principles regarding (1) the factors relevant to the identification of the accounting acquirer in the proposed transaction, pursuant to which we, through New Aplitec, would acquire substantially all of the assets and liabilities of Aplitec, and (2) the classification of certain securities issued by New Aplitec (as part of the proposed transaction referred to above) as either equity or liability in our consolidated financial statements if Aplitec were to be the accounting acquirer. During Aplitec’s 2003 and 2002 fiscal years and through June 28, 2004, Aplitec did not consult Deloitte with respect to the application of accounting principles to any other specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

AUDIT AND NON-AUDIT FEES

     The following table shows the fees that we paid or accrued for the audit and other services provided by Deloitte for the years ended June 30, 2005 and 2004.

	Year ended June 30,
	2005	2004
	$ ‘000	$ ‘000
Audit Fees	838	129
Audit-Related Fees	-	-
Tax Fees	165	51
All Other Fees	169	13

     Audit Fees – This category includes the audit of our annual financial statements and attestation of the management certification on our system of internal controls, review of financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent registered public accounting firm in connection with engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements.

     Audit-Related Fees – This category consists of assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” There were no such fees paid in the years ended June 30, 2004 or 2005.

     Tax Fees – This category consists of professional services rendered by Deloitte for tax compliance and tax advice. The services for the fees disclosed under this category include tax return review and technical tax advice.

     All Other Fees – For the year ended June 30, 2005, this category consists of fees related to Deloitte’s involvement with our registration statement related to our August 2005 public offering and listing on The Nasdaq National Market and other miscellaneous items. For the year ended June 30, 2004, this category consists of fees paid to Deloitte for other miscellaneous items.

Pre-Approval of Non-Audit Services

     Pursuant to our audit committee charter, our audit committee reviews and pre-approves both audit and non-audit services to be provided by our independent auditors. The authority to grant pre-approvals of non-audit services may be delegated to one or more designated members of the audit committee whose decisions will be presented to the full audit committee at its next regularly scheduled meeting. During fiscal 2005, all of the audit, audit-related, tax and other services provided by Deloitte with respect to fiscal year 2005 were pre-approved by the board and, after constitution, the audit committee.

AUDIT COMMITTEE REPORT

     The audit committee of the board consists of three independent directors, as required by the Nasdaq National Market listing standards. The audit committee operates under a written charter adopted by the board and available on the company’s website at www.net1ueps.com and is attached as Exhibit A to this proxy statement. The audit committee is responsible for overseeing the company’s financial reporting process on behalf of the board. The members of the audit committee are Messrs. Seabrooke, Pein and Edwards. The committee selects, subject to shareholder ratification, the company’s independent registered public accounting firm.

     Management is responsible for the company’s financial statements and the financial reporting process, including internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and of the company’s internal control over financial reporting and for issuing a report thereon. The committee’s responsibility is to monitor and oversee these processes.

     In this context, the audit committee has met and held discussions with management and Deloitte, the company’s independent registered public accounting firm. Management represented to the audit committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Deloitte’s judgments about the quality (not just the acceptability) of the company’s accounting principles as applied to the company’s financial reporting.

     Deloitte also provided the audit committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with Deloitte that firm’s independence. The committee further considered whether the provision by Deloitte of the non-audit services described above is compatible with maintaining the auditors’ independence.

     Based upon the audit committee’s discussion with management and the independent registered public accounting firm and the audit committee’s review of the representations of management and the disclosures by the independent registered public accounting firm to the audit committee, the committee recommended to the board that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the year ended June 30, 2005, for filing with the SEC.

Audit Committee

Christopher S. Seabrooke, Chairman
Alasdair J. K. Pein
Paul Edwards

EXECUTIVE OFFICERS

     The following table sets forth information about our executive officers. Our executive officers are appointed by, and serve at the discretion of, our board.

Name	Age	Position Held
Dr. Serge C.P. Belamant	52	Chief Executive Officer and Chairman of the Board and Director
Herman G. Kotze	36	Chief Financial Officer, Treasurer and Secretary and Director
Brenda Stewart	47	Senior Vice President – Marketing and Sales
Nitin Soma	39	Senior Vice President – Information Technology

Biographical Information

     For biographical information about Dr. Belamant and Mr. Kotze, see Proposal 1.

     Brenda Stewart has served as our Senior Vice President of Marketing and Sales since June 2004. She is also a member of our executive committee. Mrs. Stewart’s primary function is to manage all marketing and sales activities for us. Her secondary function is to oversee implementation and operation of specific projects such as Malawi and Mozambique as well as our pension and welfare systems. Mrs. Stewart was a director of Net 1 Investment Holdings (Proprietary) Limited, or Net 1 Holdings, which was a subsidiary of Aplitec until June 2004. Mrs. Stewart joined Aplitec in 1997, and has worked with Dr. Belamant for over 20 years at various companies including, Volkskas Industrial Bank, SASWITCH, Net 1 Southern Africa (Proprietary) Limited, Net 1 Solutions (Proprietary) Limited and Net 1 Investment.

     Nitin Soma has served as our Senior Vice President of Information Technology since June 2004. He is a member of our executive committee. Mr. Soma joined Aplitec in 1997. He specializes in transaction switching and interbank settlements. Mr. Soma represented Nedcor Bank in assisting with the technical specifications for the South African Interbank Standards. He is also responsible for the ATM settlement process to balance ATM’s with the host as well as balance the host with different card users. Mr. Soma designed the Stratus Back-End System for Aplitec, and is responsible for the Nedbank Settlement System for the Point of Sales Devices. Mr. Soma has over 10 years of experience in the development and design of smart card payment systems.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents, as of October 25, 2005, information about beneficial ownership of our common stock by:

•
each person or group of affiliated persons which, to our knowledge, owns beneficially more than 5% of our outstanding shares of common stock or more than 5% of our outstanding special convertible preferred stock;

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

     Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below, including ownership percentages and voting power percentages, is based on an aggregate of 42,343,337 shares of common stock outstanding as of October 25, 2005 and an aggregate of 14,141,044 shares of special convertible preferred stock outstanding as of October 25, 2005. All shares of common stock underlying special convertible preferred stock owned by each person and common stock underlying stock options or other stock-based awards that are presently exercisable or exercisable within 60 days after October 25, 2005 by each person are deemed to be outstanding and beneficially owned by the person holding the special convertible preferred stock, stock options and other stock-based awards respectively, for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. Each share of our outstanding special convertible preferred stock votes together with our common stock on a one vote per share basis.

     Unless otherwise indicated, to our knowledge, each person listed in the table below has sole voting and investment power with respect to the shares shown as beneficially owned by such person, except to the extent applicable law gives spouses shared authority. Except as otherwise noted, each shareholder’s address is c/o Net 1 UEPS Technologies, Inc., President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

	Shares of Common Stock		Voting
	Beneficially Owned		Power

Name of Beneficial Owner	Number	%	%

Dr. Serge C.P. Belamant(1)	2,346,622	5.3	4.2
Herman Gideon Kotze(2)	—	—	—
Antony Charles Ball(3)	8,334	*	*
Chad Leonard Smart(3)	8,334	*	*
Christopher Stefan Seabrooke(3)	8,334	*	*
Alasdair Jonathan Kemsley Pein(3)	8,334	*	*
Paul Edwards(3)	8,334	*	*
Florian P. Wendelstadt(4)	3,409,091	8.1	6.0
Brenda Stewart(2)	—	—	—
Nitin Soma(5)	45,239	*	*
Brenthurst Private Equity II Limited(6)	1,641,545	3.9	2.9
Brenthurst Private Equity South Africa I Limited(6)	813,273	1.9	1.4
South African Private Equity Fund III, L.P.(7)	11,554,858	27.3	20.5
South African Private Equity Trust III(7)	166,458	*	*
Brait International Limited(7)	666,668	1.6	1.2
Investment entities affiliated with General Atlantic LLC(4)	3,409,091	8.1	6.0
Nedbank Limited(8)	1,500,000	3.4	2.7
Nedbank Rainmaker Equity Fund(9)	1,548,246	3.5	2.7

Gilder, Gagnon, Howe & Co. LLC(10)	2,652,106	6.3	4.7
Directors and Executive Officers as a group (10 persons)(11)	2,433,532	5.5	4.3
*Less than one percent

(1)
CI Law Trustees Limited for the San Roque Trust dated 8/18/92 owns 800,799 shares of common stock. Dr. Serge C.P. Belamant as proxy of CI Law Trustees can vote all of CI Law Trustees’ shares. The amount also includes 1,545,823 special convertible preferred shares beneficially owned by Dr. Belamant that are convertible into common stock upon the occurrence of a trigger event. Amount does not include 200,000 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 200,000 other stock-based awards that are exercisable in three equal installments beginning June 7, 2006. The amount also does not include 66,667 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 66,667 options that are exercisable in four equal installments beginning June 7, 2006. Dr. Belamant holds options and other stock-based awards for an aggregate of 266,667 shares of common stock.

(2)
The amount does not include 200,000 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 200,000 other stock-based awards that are exercisable in three equal installments beginning June 7, 2006. The amount also does not include 66,667 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 66,667 options that are exercisable beginning June 7, 2006. Each of Mr. Kotze and Ms. Stewart holds options and other stock-based awards for an aggregate of 266,667 shares of common stock.

(3)
Represents 8,334 shares which are exercisable under the 41,667 options that are exercisable in five equal installments beginning June 7, 2005, which have vested but have not been exercised by the holders.

(4)
According to a Schedule 13D, dated August 15, 2005, filed by General Atlantic LLC, or General Atlantic, and its affiliates, General Atlantic Partners 80, L.P., or GAP LP, GapStar, LLC, or GapStar GAP Coinvestments III, LLC, or GAPCO III, GAP Coinvestments IV, LLC, or GAPCO IV, and GAPCO GmbH & Co. KG, or GAPCO KG, these entities beneficially own, in the aggregate, 3,409,091 shares of common stock. General Atlantic is the general partner of GAP LP and the sole member of GapStar. The Managing Members of each of GAPCO III and GAPCO IV are Managing Directors of General Atlantic. The general partner of GAPCO KG is GAPCO Management GmbH, and the Managing Directors of General Atlantic make investment decisions with respect to GAPCO KG and GAPCO Management GmbH. GAP LP, GapStar, GAPCO III, GAPCO IV, GAPCO KG, General Atlantic and GAPCO Management GmbH, or GA Group, are a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended. Mr. Wendelstadt is a Managing Director of General Atlantic and a Managing Member of each of GAPCO III and GAPCO IV. The address of the GA Group (other than GAPCO KG and GAPCO Management GmbH) is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830 USA. The address of GAPCO KG and GAPCO Management GmbH is Koenigsallee 62, 40212 Duesseldorf, Germany. The address of Mr. Wendelstadt is c/o General Atlantic Limited, 83 Pall Mall, London SW1Y 5ES, United Kingdom.

(5)
Represents 45,239 special convertible preferred shares that are convertible into common stock upon the occurrence of a trigger event. The amount does not include 150,000 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 150,000 other stock-based awards that are exercisable in three equal installments beginning June 7, 2006. The amount also does not include 66,667 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 66,667 options that are exercisable beginning June 7, 2006. Mr. Soma holds options and other stock-based awards for an aggregate of 216,667 shares of common stock.

(6)
Pursuant to a Schedule 13D, dated June 7, 2004, filed by Brenthurst Private Equity II Limited, Brenthurst Private Equity South Africa I Limited, Brenthurst Limited, Theseus Limited, and Maitland Trustees Limited, Brenthurst Private Equity II Limited beneficially owned 1,833,334 shares of common stock and Brenthurst Private Equity South Africa I Limited beneficially owned 1,000,000 shares of common stock. Pursuant to our recent public offering, Brenthurst Private Equity II Limited sold 366,667 shares and Brenthurst Private Equity South Africa I Limited sold 200,000 shares. As the controlling shareholder, Brenthurst Limited may be deemed to be the beneficial owner of securities held by Brenthurst Private Equity II Limited and Brenthurst Private Equity South Africa I Limited. As the parent company of Brenthurst, Theseus Limited may be deemed to be the beneficial owner of securities held by Brenthurst. As the parent company of Theseus, Maitland Trustees Limited may be deemed to the beneficial owner of securities held by Theseus. Brenthurst, Theseus and Maitland disclaim beneficial ownership of the securities, except to the extent of its pecuniary interest.

The registered address of Brenthurst Private Equity II Limited and Brenthurst Private Equity South Africa I Limited is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(7)	The securities are held of record by SAPEF. As the general partner of SAPEF, SAPEF III International G.P. Limited may be deemed to be the beneficial owner of the securities held by SAPEF.

The registered address of SAPEF is Walker House P.O. Box 908, George Town, Grand Cayman, Cayman Islands and the registered address of Brait International is Suite 305, Third Floor, Caudan Waterfront, Port Louis, Mauritius.

According to Amendment No. 1 to a Schedule 13D, dated August 8, 2005, filed by SAPEF, SAPEF III International G.P. Limited, Capital Partners Group Holdings Limited, and Brait S.A., SAPEF beneficially owns 11,554,858 shares of common stock, and Brait International Limited beneficially owns 666,668 shares of common stock. As a shareholder of SAPEF III International G.P. Limited, and as the parent company of Brait International, Capital Partners Group Holdings Limited may be deemed to be the beneficial owner of securities held by each of SAPEF III International G.P. Limited and Brait International. As the parent company of Capital Partners Group Holdings Limited, Brait S.A. may be deemed to be the beneficial owner of securities held by Capital Partners Group Holdings Limited. SAPEF III International G.P. Limited, Capital Partners Group Holdings Limited and Brait S.A. disclaim beneficial ownership of the securities, except to its pecuniary interest.

As the Trustee of SAPET, Brait Capital Partners Trustee (Pty) Ltd, or BCP Trustees, may be deemed to be the beneficial owner of the securities held by SAPET. As a shareholder of BCP Trustees, Brait South Africa Ltd, or BSA, may be deemed to be a beneficial owner of the shares held by SAPET. As the shareholder of BSA, Brait S.A. may be deemed to be the beneficial owner of securities held by BSA. BCP Trustees and Brait S.A. disclaim beneficial ownership of the securities, except to its pecuniary interest.

(8)
According to a Form 4, dated August 5, 2005, filed by Nedbank Limited, or Nedbank, Nedbank Limited beneficially owns 1,500,000 special convertible preferred shares which represents approximately 10% of the outstanding special convertible preferred shares. Nedbank Limited’s registered address is 135 Rivonia Road, Sandown, 2196, South Africa.

(9)
According to a Schedule 13G, dated June 30, 2004, filed by Nedbank Rainmaker Equity Fund, Nedbank Rainmaker Equity Fund beneficially owned 1,787,103 special convertible preferred shares. Pursuant to our recent public offering, Nedbank Rainmaker sold 238,857 special convertible preferred shares and now owns 1,548,246 shares which represents approximately 11% of the outstanding special convertible preferred shares. Nedbank Rainmaker’s registered address is BoE Clocktower, Clocktower Precinct, V & A Waterfront, Cape Town, 8000, South Africa.

(10)
According to a Schedule 13G, dated August 31, 2005, filed by Gilder, Gagnon, Howe & Co. LLC, Gilder beneficially owns 2,652,106 shares of common stock. Gilder’s principal business address is 1775 Broadway, 26th Floor, New York, NY 10019. The shares reported include 2,372,704 shares held in customer accounts over which partners and/or employees of Gilder have discretionary authority to dispose of or direct the disposition of the shares, 245,380 shares held in accounts owned by the partners of Gilder and their families, and 34,022 shares held in the account of the profit-sharing plan of Gilder.

(11)
The amount includes 1,591,062 special convertible preferred shares and 41,670 shares under options which are exercisable within 60 days after September 30, 2005. The amount does not include an aggregate of 750,002 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 750,002 other stock-based awards that are exercisable in three equal installments beginning June 7, 2006. The amount also does not include 433,333 shares which are not exercisable and will not become exercisable within 60 days after September 30, 2005 under the 433,333 options that are exercisable in four equal installments beginning June 7, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the common stock purchase agreement, dated January 30, 2004, between us and SAPEF III International G.P. Limited (or its nominees), SAPEF III is entitled to designate three nominees to our board of directors. SAPEF III’s current designees are Messrs. Antony Ball, Chad Smart and Alasdair Pein. We are currently negotiating with SAPEF III certain registration rights with respect to the shares of common stock owned by SAPEF III. For services provided related to the Aplitec transaction, Brait received fees totaling approximately $3.7 million. Brait exercised its option to purchase an equivalent of 833,333 shares of our commons stock for an exercise price of $3.00 per share as partial payment for services rendered. The remaining amount was paid in cash in July 2004. Antony Ball is a director and an officer of Brait S.A. and certain affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and SAPET. Chad Smart is an officer of Brait S.A. and certain affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and SAPET. Each of Messrs. Ball and Smart is a member of our board of directors.

     Pursuant to the stock purchase agreement, dated July 18, 2005, among the investment entities affiliated with General Atlantic, us and certain other parties, General Atlantic is entitled to designate one nominee to our board of directors. This designee is currently Mr. Wendelstadt. In addition, pursuant to the stock purchase agreement, we agreed to grant registration rights to provide, under certain circumstances and subject to certain limitations, rights with respect to the registration under the Securities Act of our shares held by investment entities affiliated with General Atlantic. We are currently negotiating these rights pursuant to a registration rights agreement.

     We have a credit facility with Nedbank, pursuant to which Nedbank has agreed to provide us with a revolving credit facility of up to ZAR500,000,000, or approximately $76.9 million. Borrowings under the facility bear interest at Nedbank’s prime lending rate minus 200 base points. The facility is cross-guaranteed by all of our subsidiaries and is secured by our accounts receivable and intercompany loans receivable. The facility has no termination date but is reviewed annually by Nedbank. During July 2005, we borrowed approximately $4.8 million against this facility in order to fund operations. These amounts were repaid in August 2005. Other than these borrowings, as a group we have not made any other borrowings under the credit facility.

     Nedbank beneficially owns approximately 10% of our outstanding special convertible preferred stock, which represents 2.7% of the outstanding shares of our voting stock. We provide Nedbank with POS devices and other pay processing hardware. In addition, we have a software development and maintenance contract with Nedbank and provide other sundry services. During our years ended June 30, 2005 and 2004, we earned $2.0 and $1.6 million, respectively under the software development and maintenance contract and $11.1 million and $0.9 million, respectively in hardware sales from Nedbank. In addition, during the year ended June 30, 2004, we earned $0.1 million from other sundry services. Included in our accounts receivable as of June 30, 2005 and 2004 was $0.8 and $1.0 million, respectively due from Nedbank.

     In July 2005, we entered into an agreement with Nedbank pursuant to which Nedbank agreed to waive certain licensing restrictions under our agreements with Nedbank.

     From July 2002 to April 2004, Net 1 Holdings S.a.r.l. made payments on our behalf to various creditors, including attorneys, accountants and financial advisors. Included in our trade and other payables as of June 30, 2004, was $0.4 million due to Net 1 Holdings S.a.r.l. In October, 2004, the amount payable to Net 1 Holdings S.a.r.l. was paid in full. As of June 30, 2004, Net 1 Holdings S.a.r.l. owned of record the equivalent of 1,420,097 shares of our common stock. Dr. Belamant was the chief executive officer of Net 1 Holdings S.a.r.l. and could vote all of its shares. Net 1 Holdings S.a.r.l. was liquidated and wound up during the year ended June 30, 2005.

     Pursuant to a board resolution dated January 29, 2002, approximately $0.4 million, (2003: $0.2 million) of consulting fees payable to our former chief executive officer Claude Guerard were postponed until we had sufficient funds. In July 2004, the amount payable to Mr. Guerard was paid in full.

EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information relating to all compensation awarded to, earned by or paid by us during the last three fiscal years, to: (a) our Chief Executive Officer; and (b) each of our other executive officers:

		Annual Compensation
		Salary			Bonus (1)
	Fiscal	$		ZAR	$		ZAR	Options/
Name and Principal Position	Year	‘000		‘000	‘000		‘000	Securities
Dr. Serge Belamant, Chief Executive	2005	363	(2)	2,261	500	(2)	3,342	-
Officer, Chairman of the Board and	2004	249		1,725	101		630	(3)
Director	2003	157		1,425	72		500	-

Herman Kotze, Chief Financial Officer	2005	260	(2)	1,621	240	(2)	1,604	-
and Director	2004	151		1,050	53		330	(3)
	2003	94		855	36		250	-

Brenda Stewart, Vice-President - Sales	2005	221	(2)	1,376	61	(2)	406	-
and Marketing	2004	130		900	38		238	(3)
	2003	80		725	29		200	-

Nitin Soma, Vice-President -	2005	201	(2)	1,247	44	(2)	291	-
Information Technology	2004	117		812	27		170	(4)
	2003	74		670	23		160	-
_____________
(1)	Bonus represents amounts earned in respect of the year indicated and paid in October of the following fiscal year.

(2)	Salary and bonus amounts are payable in the ZAR equivalent of the corresponding U.S. dollar amount at the date of the payment. As of June 30, 2005 the exchange rate was $1=ZAR6.684.

(3)	333,334 other stock-based awards at $0.00 and 83,334 options at $3.00.

(4)	250,000 other stock-based awards at $0.00 and 83,334 options at $3.00.

OPTION GRANTS IN LAST FISCAL YEAR

     We did not grant any stock options or other stock-based awards to any of our executive officers during the year ended June 30, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The dollar values in the table below are calculated based upon the last sale price of our common stock on June 30, 2005, as quoted on the OTCBB, which was $16.40 per share, less the exercise price of the options, as adjusted to reflect our June 13, 2005 reverse stock split, and multiplying the result by the number of underlying shares. This table does not include the exercise by the named executive officers of options and other stock-based awards in connection with our August 2005 public offering because such exercise occurred after June 30, 2005.

	Shares		Number of Securities		Value Unexercised In-the-
	Acquired		Underlying Unexercised		Money Options/ OSBA’s at
	on	Value	Options/ OSBA’s at Fiscal		Fiscal Year End
	Exercise	Realized	Year-End (#’000)		($’000)
Name	(#)	($’000)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dr. Serge C.P. Belamant	-	-	150	267	2,460	4,379
Herman Kotze	-	-	150	267	2,460	4,379
Brenda Stewart	-	-	150	267	2,460	4,379
Nitin Soma	-	-	117	217	1,913	3,559

EQUITY COMPENSATION PLAN INFORMATION

     The following table reflects certain information about our common stock that may be issued upon the exercise of options under our 2004 Stock Incentive Plan as of June 30, 2005.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, rights and other stock-based awards	Weighted average exercise price of outstanding options, warrants, rights and other stock-based awards	Number of securities remaining available for future issuance under equity compensation plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,906,980	$1.50	0

Employment Agreements, Termination of Employment and Change in Control Arrangements

Restraint of Trade Agreements

     We have restraint of trade agreements with each of our executive officers, Dr. Serge C.P. Belamant, Messrs. Herman Kotze and Nitin Soma and Ms. Brenda Stewart. The terms of these agreements provide that upon the termination of the executive’s employment, the executive is restricted, for a period of 24 months, from soliciting business from certain customers, working or holding interest in our competitors or participating in a competitive activity within the territories where we do business.

REMUNERATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The remuneration committee of the board consists entirely of independent directors. The remuneration committee is responsible for setting and administering the policies that govern the compensation of our executive officers and directors. The committee annually evaluates the performance, and determines the compensation, of our chief executive officer and the other executive officers based upon achievement of the corporate goals that are determined after consultation with these executives. The performance of the chief executive officer and other senior officers will be based on a combination of quantitative and qualitative factors. Quantitative performance measures will include revenue growth, EBITDA growth and EPS growth, while qualitative performance factors will encompass strategic initiatives and the successful build out of the Net 1 management team.

     In order to assess the competitiveness of compensation rates, the committee has conducted a review of similar sized companies within the transaction processing sector as well as data from mid cap and small cap companies across a range of related industries. Cash compensation levels have been set at the median level of the range of the data reviewed.

     The remuneration committee’s goals with respect to executive officers, including the chief executive officer, are to provide compensation sufficient to attract, motivate and retain executives of outstanding ability and potential, and to establish and maintain an appropriate relationship between executive compensation and the creation of shareholder value. When determining adjustments to an individual’s compensation package, the committee evaluates the importance to shareholders of that person’s continued service.

     The executive officers’ compensation structure consists of (1) base salary, (2) cash bonus and (3) stock options.

     Base Salary. Salaries for fiscal 2005 were set based on the above factors and after review of industry comparables. The 2005 base salaries were not set in accordance with the criteria listed above; they were determined in accordance with the old Aplitec remuneration policies, which were benchmarked against the South African IT and Financial Services industries.

     Our philosophy is to maintain executive base salary at a competitive level sufficient to recruit individuals possessing the skills and values necessary to achieve our vision and mission over the long term. Each individual’s base salary is determined by the remuneration committee after considering a variety of factors that make up market value and prospective value to the company, including the knowledge, experience and accomplishments of the individual, the individual’s level of responsibility, and the typical compensation levels for individuals with similar credentials. The remuneration committee may, considering the advice of management, change the salary of an individual on the basis of its judgment for any reason, including the performance of the individual or the company, changes in responsibility and changes in the market for executives with similar credentials. Determinations of appropriate base salary levels and other compensation elements are generally made through consideration of a variety of industry surveys and studies, as well as by monitoring developments in relevant industries such as the electronic business and technology industries.

     Cash Bonus. Bonuses are awarded for accomplishments during the past year. Bonuses are determined by the remuneration committee with advice from management, based upon the committee’s assessment of the individual’s contributions during the year, compared to, but not limited to, a list of individualized goals previously approved by management and the committee. In determining bonuses for fiscal 2005, the remuneration committee considered, in addition to the individualized goals, the achievement in ensuring the completion of the legal and regulatory work that enabled Net 1 to complete its initial public offering and list on the Nasdaq in August 2005.

     Stock Options. Stock options are a fundamental element in our executive compensation program because they emphasize long-term company performance, as measured by creation of shareholder value, and foster a commonality of interest between shareholders and employees. Options may be granted to regular full-time and part-time employees, and particularly to key employees likely to contribute significantly to the company. In determining the size of an option grant to an executive officer, the remuneration committee considers competitive factors, changes in responsibility and the executive officer’s achievement of individual pre-established goals. We generally awards options to officers upon the commencement of employment and at regular intervals, but other awards may be made as well. Our stock option plan also provides for option grants to members of our board. Options granted to employees generally vest over periods ranging from four to five years after grant.

     Because we had no shares available for issuance under our 2004 Stock Incentive Plan, the named executive officers did not receive any options in fiscal 2005. Because of the fundamental importance of stock option grants in our executive compensation program, we intend to authorize additional shares under our 2004 Stock Incentive Plan or under a successor plan in the future. The company will need to seek shareholder approval to authorize the additional shares.

     Chief Executive Officer’s Compensation. The remuneration committee awarded Dr. Belamant a bonus of $500,000 for fiscal 2005. Dr. Belamant’s base salary was set at $500,000 per year for fiscal 2006. The

Remuneration Committee played no role in the 2004/2005 salary assessment, but will do so on a go forward basis. However, Dr. Belamant’s cash bonus for the 2004/2005 financial year was determined by the Remuneration Committee after taking into account the high level of achievement in financial performance of revenue growth (+34%), EBITDA growth (+89%) and earnings per share growth (+106%) achieved for that period, as well as the effort and level of work that was necessary to ensure the legal and regulatory work that enabled Net 1 to complete its initial public offering of its stock and list on Nasdaq in August 2005.

     Compensation Deduction Limit. The remuneration committee has considered the $1 million limit for federal income tax purposes on deductible executive compensation that is not performance-based, and believes all executive compensation expenses will be deductible by the company for the foreseeable future.

Remuneration Committee

Alasdair J. K. Pein, Chairman
Christopher S. Seabrooke
Antony C. Ball

Remuneration Committee Interlocks and Insider Participation

     Our remuneration committee consists of Alasdair J. K. Pein, the committee’s chairman, Christopher S. Seabrooke and Antony C. Ball. None of the members of our remuneration committee has at any time been one of our officers or employees. None of our executive officers serves or in the past has served as a member of the board of directors or remuneration committee of any entity that has one or more of its executive officers serving on our board or our remuneration committee.

     Pursuant to the common stock purchase agreement, dated January 30, 2004, between us and SAPEF III International G.P. Limited (or its nominees), SAPEF III is entitled to designate three nominees to our board of directors. SAPEF III’s current designees are Messrs. Antony Ball, Chad Smart and Alasdair Pein. We are currently negotiating with SAPEF III certain registration rights with respect to the shares of common stock owned by SAPEF III. For services provided related to the Aplitec transaction, Brait received fees totaling approximately $3.7 million. Brait exercised its option to purchase an equivalent of 833,333 shares of our commons stock for an exercise price of $3.00 per share as partial payment for services rendered. The remaining amount was paid in cash in July 2004. Antony Ball is a director and an officer of Brait S.A. and certain affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and SAPET. Chad Smart is an officer of Brait S.A. and certain affiliates, including without limitation, Brait International and those affiliates that manage SAPEF and SAPET. Each of Messrs. Ball and Smart is a member of our board of directors.

STOCK PERFORMANCE GRAPH

     The chart below compares the five-year cumulative return, assuming the reinvestment of dividends, on our common stock with that of the S&P 500 Index and the NASDAQ Industrial Index. This graph assumes $100 was invested on June 30, 2000, in each of our common stock, the S&P 500 companies, and the companies in the NASDAQ Industrial Index.

	Cumulative Total Return
	June ‘00	June ‘01	June ‘02	June ‘03	June ‘04	June ‘05
Our common stock	100	36.84	28.71	48.02	48.78	70.93
S&P 500 Index	100	83.32	66.74	67.14	77.98	82.29
NASDAQ Industrial
Index	100	71.14	56.80	61.89	84.23	86.86

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, file reports of ownership and changes in ownership with the SEC and provide the Company with copies of such reports. We have reviewed such reports received by us and written representations from our directors and executive officers. Based solely on such review, we believe that all ownership filing requirements were timely during fiscal 2005, except for the following report(s): Form 3 for each of Serge Belamant, Herman Kotze, Brenda Stewart, Nitin Soma and Paul Edwards were filed after the 10-day deadline. Form 3 for Nedbank Limited was never filed and instead a Form 5 was filed.

Other Matters

     Our board knows of no other business which will be presented for consideration at the meeting. Return of a valid proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting or any adjournment or postponement thereof.

Annual Report on Form 10-K

     A copy of our annual report on Form 10-K (without exhibits) for the fiscal year ended June 30, 2005 is being distributed along with this proxy statement. It is also available on our website (www.net1ueps.com). In addition, the report (with exhibits) is available at the SEC’s website (www.sec.gov).

Proposals for the 2006 Annual Meeting

     Qualified shareholders who wish to have proposals presented at the 2006 annual meeting of shareholders must deliver them to the company by June 30, 2006, in order to be considered for inclusion in next year’s proxy statement and proxy pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

     Any shareholder proposal or director nomination for our 2006 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered “untimely” if we receive it after July 3, 2006. Such proposals and nominations must be made in accordance with our Amended and Restated By-Laws. An untimely proposal may be excluded from consideration at our 2006 annual meeting. All proposals and nominations must be delivered to the company at its principal executive offices at President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road, Rosebank, Johannesburg, South Africa.

By Order of the Board of Directors,

/s/ Herman G. Kotze
Secretary

October 28, 2005

     THE BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR OWN SHARES.

EXHIBIT A

NET 1 UEPS TECHNOLOGIES, INC

AUDIT COMMITTEE CHARTER

The board has resolved to establish a committee of the board to be known as the audit committee.

     1.         PURPOSE

     The audit committee is established by the board of directors for the primary purpose of overseeing or assisting the board in overseeing the following.

     1.1       The integrity of the company’s financial statements.

     1.2       The company’s compliance with legal and regulatory requirements.

     1.3       The qualifications and independence of the independent auditors.

     1.4       The performance of the company’s independent auditors and of the internal audit function.

     1.5       The company’s systems and disclosure controls and procedures, internal controls over financial reporting and compliance with ethical standards adopted by the company.

     The committee will encourage continuous improvement of and adherence to the company’s policies, procedures and practices at all levels. The committee will also facilitate open communication between the independent auditor, financial and senior management, the internal audit function and the board of directors.

     The audit committee has authority to obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

     The company will provide appropriate funding, as determined by the committee, for compensation to the independent auditor, to any advisors that the audit committee chooses to engage, and for payment of ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties.

     The committee will fulfill its responsibilities by carrying out the activities enumerated in Section 3 of this charter. The committee will report regularly to the board of directors regarding the execution of its duties and responsibilities and copies of audit committee minutes will be circulated to the board.

     2.         COMPOSITION AND MEETINGS

     2.1       The committee will comprise three or more directors as determined by the board. The quorum for meetings of the committee will be a majority of the members of the committee. Formal actions to be taken by the committee shall be by unanimous written consent or by a majority of the persons present (in person or by conference telephone) at a meeting at which a quorum is present.

     2.2       Each committee member will be a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the board, would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and shall otherwise meet the independence requirements of The NASDAQ Stock Market Inc., the Securities and Exchange Commission (the “SEC”), and applicable law. No member of the committee shall have participated in the preparation of the financial statements of the company or any of its subsidiaries at any time in the prior three years.

     2.3       All members of the committee must comply with financial literacy requirements of NASDAQ. The board will ensure that at least one member of the committee qualifies as an “audit committee financial expert” in compliance with the criteria established by the SEC. The existence of such a member, including his or her name and the fact that he or she is independent, will be disclosed in periodic filings as required by the SEC.

     2.4       The members of the committee will be elected by the board upon the recommendation of the Corporate Governance and Nominating Committee at the first board meeting following each annual meeting of shareholders and will serve until the first board meeting following the next annual meeting of shareholders and until their successors are elected and qualify. The chairperson will be elected by the board. The board may remove any committee member with or without cause.

     2.5       The committee will meet at least six times annually or more frequently as circumstances dictate. Each scheduled meeting will conclude with an executive session of the committee without members of management being present. In addition, the committee will meet periodically in separate executive sessions with management, the director of the internal auditing function and the independent auditor. The committee will also meet with the independent auditor and management to discuss the annual audited financial statements and quarterly financial statements, including the company’s disclosures under “management’s discussion and analysis of financial conditions and results of operations”.

     3.         RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the audit committee will:

     Documents/Reports/Accounting Information Review

     3.1       Review and reassess this charter periodically, at least annually, and recommend to the board of directors any necessary amendments.

     3.2       Review and discuss with management, the internal auditors, and the independent auditor the company’s annual and quarterly financial statements prior to the first public release of the company’s financial results for such year or quarter, and the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q in advance of such filings, and review any “pro forma” or “adjusted” non-GAAP information included therein. Review other relevant reports or financial information submitted by the company to any governmental body or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 and relevant reports rendered by the independent auditor (or summaries thereof).

     3.3       Recommend to the board whether the financial statements should be included in the annual report on Form 10-K and, if applicable, the company’s Annual Report to Shareholders.

     3.4       Discuss earnings press releases, prior to distribution, including the type and presentation of information, paying particular attention to any pro forma or adjusted non-GAAP information.

     3.5       Discuss financial information and earnings guidance provided to analysts and ratings agencies, prior to distribution thereof.

     3.6       Review the regular internal reports to management (or summaries thereof) prepared by the internal auditing department, as well as management’s response.

     Independent Auditor

     3.7       This committee is solely and directly responsible for the appointment, compensation, retention, and oversight of any independent auditor engaged for the purpose of preparing or issuing any audit report or performing related work. Review the performance of the independent auditor and remove the independent auditor if circumstances warrant. The independent auditor will report directly to the audit committee and the audit committee will oversee the resolution of disagreements between management and the independent auditor if they arise. Consider whether the auditor’s performance of permissible non-audit services is compatible with the auditor’s independence. Discuss with the independent auditor the matters required to be discussed under Statement on Auditing Standards (SAS) No. 61, as amended.

     3.8       Review with the independent auditor any significant matters arising from any audit or report or communication relating to the financial statements, including any material audit problems or difficulties and management’s response and resolution; review the independent auditor’s attestation and report on management’s internal control report, from the time that such reports are prepared; and hold timely discussions with the independent auditor regarding the following :

       •        All critical accounting policies and practices.

       •        All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

       •        Other material written communications between the independent auditor and management, including, but not limited to, the management letter and schedule of unadjusted differences.

     3.9       At least annually, obtain and review a report by the independent auditor describing :

       •        The firm’s internal quality control procedures.

       •        Any material issues raised by the most recent internal quality control review or peer review, or by any inquiry or investigation conducted by governmental or professional authorities during the preceding five years with respect to independent audits carried out by the firm, and any steps taken to deal with any such issues.

       •        All relationships between the independent auditor and the company, addressing the matters set forth in Independence Standards Board Standard No. 1. This report should be used to evaluate the independent auditor’s qualifications, performance, and independence. Further, the committee will review the experience and qualifications of the lead partner and other senior members of the independent audit team each year and determine that all partner rotation requirements, as promulgated by the applicable rules and regulations, are executed. The committee will also consider whether there should be rotation of the firm itself.

     3.10       Actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may affect the independence and objectivity of the auditor and take, or recommend that the full board take, appropriate actions to oversee the independence of the outside auditor.

     3.11       Review and pre-approve (which may be pursuant to appropriate pre-approval policies and procedures) both audit and non-audit services to be provided by the independent auditor. The authority to grant pre-approvals may be delegated to one or more designated members of the audit committee whose decisions will be presented to the full audit committee at its next regularly scheduled meeting. Such review and approval will be disclosed in reports filed with or furnished to the SEC as required by applicable SEC regulations.

     3.12       Set clear hiring policies, compliant with governing laws and regulations, for employees or former employees of the independent auditor.

     Financial Reporting Processes, Accounting Policies, and Internal Control Procedure

     3.13       In consultation with the independent auditor, the internal auditor and management, review and discuss the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls and procedures and internal control over financial reporting).

     3.14       Review and discuss with management, the internal auditors, and the independent auditor the company’s report regarding internal control over financial reporting and any major issues as to the adequacy of the company’s internal controls.

     3.15       Receive and review any disclosure from the company’s CEO or CFO made in connection with the certification of the company’s quarterly and annual reports filed with the SEC of:

     a)       all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the company’s ability to record, process, summarize, and report financial data; and

     b)       any fraud, whether or not material, that involves management or other employees who have a significant role in the company’s internal controls.

     3.16       Review major issues regarding accounting principles and financial statement presentations, including any significant proposed or contemplated changes in the company’s selection or application of accounting principles; major issues as to the adequacy of the company’s internal controls; policies, estimates, internal controls, disclosure controls, procedures, practices or auditing plans (including those policies for which management is required to exercise discretion) or judgments regarding the implementation thereof and any special audit steps adopted in light of material control deficiencies.

     3.17       Review analyses prepared by management (and the independent auditor as noted in item 3.7 above) setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

     3.18       Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company.

     3.19       Review and pre-approve all related party transactions, defined as those transactions or arrangements required to be disclosed under Item 404 of Regulation S-K.

     3.20       Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters.

     3.21       Establish and maintain procedures for the confidential, anonymous submission by company employees regarding questionable accounting or auditing matters.

     3.22       Periodically discuss with the independent auditor, without management being present, (a) such firm’s judgments about the quality, appropriateness, and acceptability of the company’s accounting principles and financial disclosures practices, as applied in its financial reporting, and (b) the completeness and accuracy of the company’s financial statements.

     3.23       Meet periodically with management and the independent auditors to:

       •       review the annual audit plans of the independent auditors; and

       •       receive a detailed explanation of the accounting for any unusual or non-recurring transactions which have a material impact on the Corporation’s financial statements during the reporting period.

     Internal Audit

     3.24       Review and advise on the selection and removal of the internal audit director.

     3.25       Review activities, organisational structure, and qualifications of the internal audit function.

     3.26       Annually, review and recommend changes (if any) to the internal audit charter.

     3.27       Periodically review with the internal audit director any significant difficulties, disagreements with management, or scope restrictions encountered in the course of the function’s work.

     Legal Compliance and Risk Management

     3.28       Establish, review and update periodically a code of ethics applicable to all employees and directors of the company, and determine whether management has established a system to enforce this code. Determine whether the code is in compliance with all applicable rules and regulations. Review and pre-approve (a) any change or waiver of this code and (b) any disclosure made on Form 8-K regarding such change or waiver.

     3.29       Review management’s monitoring of the company’s compliance with its code of ethics, and determine whether management has the proper review system in place that the company’s financial statements, reports, and other financial information disseminated to governmental organisations and the public satisfy legal requirements.

     3.30       Review, with the company’s counsel, legal compliance matters, including corporate securities trading policies.

     3.31       Review, with the company’s counsel, any legal matter that could have a significant impact on the company’s financial statements.

     3.32       Discuss policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the company’s major financial risk exposures and the steps management has undertaken to control them.

     Other Responsibilities

     3.33       Review with the independent auditor, the internal auditing department, and management the extent to which changes or improvements in financial or accounting practices have been implemented.

     3.34       Prepare the report that the SEC requires be included in the company’s annual proxy statement.

     3.35       Conduct an annual performance assessment regarding this committee’s purpose, duties, and responsibilities outlined herein.

     3.36       Perform any other activities consistent with the charter, the company’s by-laws, and governing law, as the board deems necessary or appropriate.

On behalf of the board:	On behalf of the Audit Committee

/s/ Serge C. P. Belamant	/s/ Christopher S. Seabrooke
CHAIRMAN	COMMITTEE CHAIRMAN

DATE: June 2, 2005

NET 1 UEPS TECHNOLOGIES, INC.
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          This proxy is solicited on behalf of the Board of Directors of Net 1 UEPS Technologies, Inc. for the Annual Meeting of Shareholders to be held on December 1, 2005. The undersigned appoints Serge C.P. Belamant and Herman G. Kotze, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Net 1 UEPS Technologies, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on December 1, 2005, and at any adjournment or postponement thereof, as indicated on the reverse side of this proxy.

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, then this proxy will be voted FOR ALL nominees for director and FOR proposal 2.

Address Change
Net 1 UEPS Technologies, Inc.
P.O. BOX 11057
NEW YORK, N.Y. 10203-0057

DETACH PROXY CARD HERE

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1.	ELECTION OF DIRECTORS:

FOR ALL	WITHHOLD FOR ALL	EXCEPTIONS	To change your address, please mark this box and provide new address where indicated on the reverse side of this Proxy Card.

Nominees:	Dr. Serge C.P. Belamant, Herman G. Kotze, Christopher S. Seabrooke, Anthony C. Ball, Chad L. Smart, Alasdair, J.K. Pein, Paul Edwards and Florian P. Wendelstadt	To include any comments, please mark this box.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the following space:

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORES OF DELOITTE & TOUCHE (SOUTH AFRICA) AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2006.

3.	In their discretion upon such other matters as may properly come before the meeting.

SCAN LINE

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Shareholder sign here	Date	Co-Owner sign here	Date